SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K

                             CURRENT REPORT



                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



Date of Report:  January 10, 1997




                          DBS INDUSTRIES, INC.






   DELAWARE                  0-28348                 84-1124675
(State or other            (Commission            (I.R.S. Employer
Jurisdiction of            File Number)           Identification No.)
Incorporation)






             495 MILLER AVENUE, MILL VALLEY, CA       94941
          (Address of principal executive offices)  (Zip Code)







   Registrant's telephone number, including area code:  (415) 380-8055

Item 5.  Other Events

     On January 8, 1997, the merger of Direct Broadcasting Satellite Corporation ("DBSC") and EchoStar Communications Corporation ("EchoStar") was formally completed. The Securities and Exchange Commission ("SEC"), on December 31, 1996, declared effective EchoStar's registration statement on Form S-4 covering the issuance of EchoStar shares to DBSC shareholders. The Federal Communications Commission ("FCC") had previously approved the merger of DBSC and EchoStar on August 30, 1996. As a result, DBSC is now a wholly-owned subsidiary of EchoStar.

     Prior to the merger, DBS Industries, Inc. (the "Company") owned approximately 24.8% of the outstanding shares of DBSC and EchoStar owned approximately 40% of the outstanding shares. The Company received 270,414 shares of EchoStar Class A common stock in exchange for its ownership interest in DBSC. The estimated value of the EchoStar shares is $6,760,350, based on the $25 per share trading price of EchoStar stock on January 8, 1997 on the NASDAQ national market system under the symbol "DISH." The Company originally purchased its shares of DBSC for approximately $616,000.

     DBSC holds one of nine direct broadcast satellite ("DBS") permits granted by the FCC and has in force a contract with Lockheed Martin Corporation for the construction of two satellites. The original merger agreement between DBSC and EchoStar was entered into in December 1995 but was subject to FCC approval in order to protect the validity of DBSC's DBS permit. The merger was also subject to EchoStar's registration statement on Form S-4 being declared effective by the SEC.

     EchoStar is also a DBS licensee and has offered commercial service as a DBS broadcaster since March 1996. The Company is not a DBS permitee or licensee and has solely developed its interest in DBS technology through equity investments.

     Fred W. Thompson, the Company's President and Chief Executive Officer, resigned from the DBSC board of directors upon completion of the merger, January 8, 1997. Mr. Thompson had served as a director of DBSC since July, 1993.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   DBS Industries, Inc.



Dated: January 16, 1997               FRED W. THOMPSON
                                   Fred W. Thompson
                                   President & CEO